EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
Tierney Saccavino	Felicia Vonella
(914) 326-5104	(914) 326-5146
tsaccavino@acorda.com	fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Implements Corporate Restructuring,

Provides Third Quarter 2019 Update

•	Total non-GAAP operating expenses for the full year 2020 expected to be $180 - $190 million[1]
•	Estimated 2020 operating expenses reduced by ~$60 million compared to 2019 revised guidance
-	Includes more than $21 million in expected annualized cost savings from headcount reduction
•	September 30, 2019 cash balance of $253 million; 2019 year end cash balance expected to be greater than $225 million
•	INBRIJA and AMPYRA third quarter 2019 net sales of ~$5 million and ~$38 million, respectively

ARDSLEY, N.Y. – (October 23, 2019) – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced a corporate restructuring to reduce costs and focus its resources on the launch of INBRIJA. As part of this restructuring, Acorda is reducing headcount by approximately 25% through a reduction in force. The Company has also reduced estimated 2019 operating expenses, and is providing 2020 operating expense guidance. The majority of the reduction in personnel will take place immediately, and will be completed in the first quarter of 2020. The Company also provided a financial update for the quarter ended September 30, 2019.

Corporate Restructuring

The Company expects to realize estimated annualized cost savings related to headcount reduction of approximately $21 million beginning in 2020. Acorda estimates that it will incur approximately $8 million of pre-tax charges for severance and other costs related to the restructuring, through the first quarter of 2020.

[1]	This guidance is a non-GAAP projection that excludes restructuring costs and share-based compensation, as more fully described below under “Non-GAAP Financial Measures.”

The Company also provided revised 2019 and new 2020 financial guidance:

•

2019: R&D expenses for the full year 2019 are expected to be $55 - $60 million, reduced from $70 - $80 million. SG&A expenses for the full year 2019 are expected to be $185 - $190 million, reduced from $200 - $210 million.

•	2020: R&D expenses for the full year 2020 are expected to be $20 - $25 million and SG&A expenses for the full year 2020 are expected to be $160 - $165 million.
•	These are non-GAAP projections that exclude restructuring costs and share-based compensation, as more fully described below under “Non-GAAP Financial Measures.”

“This restructuring, although difficult, will enable Acorda to focus its resources on ensuring the success of INBRIJA, and will provide flexibility for the Company to address its capital structure,” said Ron Cohen, M.D., Acorda's President and CEO. “INBRIJA is an important medication for people with Parkinson’s who suffer from OFF periods, thanks to the extraordinary work of Acorda’s associates in developing and making it available. We are saddened that a number of them will be leaving the company, and grateful for their commitment and many contributions.”

Third Quarter 2019 Update

For the quarter ended September 30, 2019, the Company reported INBRIJA net revenue of $4.9 million. INBRIJA became commercially available on February 28, 2019.

For the quarter ended September 30, 2019, the Company reported AMPYRA net revenue of $37.6 million compared to $137.8 million for the same quarter in 2018

As of September 30, 2019, the Company had cash and cash equivalents of approximately $253 million.

The Company will provide detailed third quarter 2019 financial results in connection with its regularly scheduled update on November 4, 2019.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain forward-looking non-GAAP financial measures. In particular, Acorda has provided 2019 and 2020 guidance for R&D and SG&A expenses on a non-GAAP basis. Due to the forward looking nature of this information, the amount of compensation charges and benefits needed to reconcile these measures to the most directly comparable GAAP financial measures is dependent on future changes in the market price of our common stock and is not available at this time. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. The Company believes that these non-GAAP measures, when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected R&D and SG&A expenses because these measures exclude (i) non-cash compensation charges and benefits that are substantially dependent on changes in the market price of our common stock, and (ii) expenses that pertain to non-routine restructuring events. Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the Company's business and to evaluate its performance.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA™ (levodopa inhalation powder) is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market Inbrija or any other products under development; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of Inbrija to meet market demand; third party payers (including governmental agencies) may not reimburse for the use of Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; competition for Inbrija, Ampyra and other products we may develop and market in the future, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of Ampyra (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; the risk of unfavorable results from future studies of Inbrija (levodopa inhalation powder) or from our other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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